UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2000

GETTHERE, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

000-28105	94-3353973
(Commission File Number)	(I.R.S. Employer Identification Number)

4045 Campbell Avenue
Menlo Park, California    94025
(Address of principal executive offices including zip code)

(650) 752-1500
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

The undersigned Registrant hereby amends and restates in its entirety Item 2 and Item 7 of the Current Report on Form 8-K filed by GetThere, Inc. on July 24, 2000. The only changes are to add information required by Item 2, which was previously omitted, and note the inapplicability of Item 7.

Item 2. On July 19, 2000, GetThere, Inc. (the "Company") issued a press release announcing the execution of an Agreement and Plan of Merger for the acquisition of all of the assets of Plansite Corporation, d/b/a AllMeetings.com (the "Seller"). The purchase price for the assets to be acquired will be approximately $25 million, consisting of approximately $13 million in cash and $12 million in common stock. The Company obtained the funds to be used for the acquisition from working capital and the issuance of approximately 1.2 million shares of common stock. Prior to the execution of the Agreement and Plan of Merger, the Seller was engaged in the business of meeting planning on the AllMeetings.com website and through corporate intranets of Fortune 1000 corporations. The Company intends to continue the business run by its existing management and employees, and plans to combine the meeting planning solution with the Company's business solutions over the next year.

Item 7. Financial Statements, Pro Forma Information and Exhibits
Not applicable.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 31, 2000

GETTHERE, INC.

By:	/s/ Kenneth R. Pelowski

Kenneth R. Pelowski
Chief Operating Officer and Chief Financial Officer
(Duly Authorized Officer and Principal Financial and Accounting Officer)